EXHIBIT 99.1

MYRIAD GENETICS LAUNCHES ONDOSE,

ITS SEVENTH MOLECULAR DIAGNOSTIC PRODUCT

- OnDose Assists Oncologists in Maximizing Chemotherapy Efficacy

and Reducing Toxicity -

Salt Lake City, April 27, 2009 — Myriad Genetics, Inc. (NASDAQ: MYGN) announced today the launch of OnDose™, the Company’s seventh molecular diagnostic product. OnDose™ utilizes a unique, proprietary technology to measure a patient’s exposure to the chemotherapy drug, 5-Fluorouracil (5-FU), to help oncologists adjust and optimize dosing to maximize efficacy and reduce toxicity.

“The introduction of OnDose™ is a new and vitally important advance in cancer care,” said Dr. Edward Chu, M.D., Deputy Director of the Yale Cancer Center in New Haven, CT. “For the first time, a fast and accurate method of measuring and monitoring 5-FU blood levels will now be accessible to the practicing oncologist. OnDose™ will offer each oncologist who treats colorectal cancer patients an easy way to personalize their 5-FU regimen and help optimize their outcomes.”

5-FU is a backbone of many chemotherapy regimens, used extensively in colorectal, head and neck, and metastatic breast cancers. 5-FU is an antimetabolite, with serious dose-limiting toxicity occurring in up to 20% of patients receiving the drug. Studies conducted during the last two decades show that there is tremendous variability in the way that patients metabolize 5-FU, with as much as a 30-fold difference in clearance of the drug. Consequently, it is difficult to strike an optimum balance between achieving maximum efficacy in treating the cancer, and, at the same time, avoiding serious toxicity in patients.

OnDose™ provides ongoing insight to help the physician proactively adjust and optimize dosing to maximize efficacy and reduce toxicity, and allows physicians to make a pharmacokinetic determination of the Area Under the Curve (AUC) for each infusion cycle. Studies have shown that 5-FU dosing based on pharmacokinetic determination of the AUC versus using standard Body Surface Area (BSA) dosing allows better optimization of treatment in patients receiving 5-FU infusion therapy.

In the May 2008 Journal of Clinical Oncology, Gamelin et al. published the results of a Phase III randomized controlled trial of 5-FU/leucovorin for the treatment of metastatic colorectal cancer in which response rates were significantly improved with AUC dosing (33.7% vs. 18.3% , p = 0.004). Furthermore, there was a significant reduction of the overall rate of grade III/IV toxicity (p = 0.003), with diarrhea decreasing from 18% (BSA dosing) to 4% (AUC dosing). The AUC dosing approach provides a target range that will help physicians adjust the dose to achieve optimal results.

In the United States approximately 175,000 patients are candidates for OnDose™ optimization of 5-FU infusion therapy for colorectal cancer. It is estimated that for most cancer patients an average of eight OnDose™ measurements would occur during a full course of 5-FU treatment. The price of OnDose™ is $300 for each AUC determination. OnDose™ will be sold through Myriad’s 150-person oncology sales force.

New OnDose™ Complements Myriad’s TheraGuide™ 5-FU Product

Myriad believes there is a strong complementary relationship between OnDose™, a test for monitoring patient exposure to 5-FU, and its TheraGuide™ 5-FU product, a test for determining the genetic risk of developing 5-FU toxicity.

Testing with TheraGuide™ 5-FU before beginning a 5-FU containing regimen can provide the physician with valuable information about the initial dose of 5-FU that may help prevent serious toxicity in at-risk patients. TheraGuide™ 5-FU also may provide additional information to help the doctor make dose adjustments for patients in whom OnDose™ measurements show AUC’s significantly above the target range or who show toxicity. OnDose™ would be used by the physician to test a patient once during each dosing cycle to achieve optimal AUC levels, with additional follow-up testing to maintain the AUC within the target range. Together, TheraGuide™ 5-FU and OnDose™ provide a complete genotypic and phenotypic analysis that can help physicians reduce toxicity and achieve greater efficacy with 5-FU treatment.

“With the launch of OnDose™, Myriad is the only laboratory where full genotypic and phenotypic analysis can be obtained to help optimize 5-FU dosing for patients,” said Gregory C. Critchfield, M.D., M.S., President, Myriad Genetics Laboratories, Inc. “This is good news for doctors who will have better tools to help optimize treatment, for payers saving downstream healthcare costs, and especially for patients whose cancers may now be more effectively treated with lower toxicity.”

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Azixa and Vivecon are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-G

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ability of OnDose to measure a patient’s exposure to the chemotherapy drug, 5-Fluorouracil (5-FU); the ability of OnDose to help oncologists adjust and optimize dosing to maximize efficacy and reduce toxicity; the introduction of OnDose as a new and vitally important advance in cancer care; OnDose’s speed and accuracy of measuring and monitoring 5-FU blood levels; the accessibility of OnDose to the practicing oncologist; the ability of OnDose to offer each oncologist who treats colorectal cancer patients an easy way to personalize their 5-FU regimen and help optimize their outcomes; the ability of OnDose to allow physicians to make a pharmacokinetic determination of the Area Under the Curve (AUC) for each infusion cycle; the AUC dosing approach providing a target range that will help physicians adjust the dose to achieve optimal results; the estimate average number of OnDose measurements that would occur during a full course of 5-FU treatment; the belief of a strong complementary relationship between the OnDose product and the TheraGuide 5-FU product, and their ability, together, to provide a complete genotypic and phenotypic analysis that con help physicians reduce toxicity and achieve greater efficacy with 5-FU treatment; and the successful launch of the OnDose product. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we might not be able to successfully launch the OnDose product; the risk that physicians will not adopt or use the OnDose product; the risk that we might not be able to obtain satisfactory insurance coverage for the OnDose product; the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop and maintain manufacturing or laboratory processing capabilities for our products; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com